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                                                               EXHIBIT (d)(1)(B)

                      AMENDMENT TO THE MANAGEMENT AGREEMENT
         BETWEEN LSA VARIABLE SERIES TRUST AND LSA ASSET MANAGEMENT LLC

This amendment ("Amendment") is dated as of May 30, 2001, and amends the management agreement (the "Management Agreement"), dated as of October 1, 1999, made by and between LSA Variable Series Trust, a Delaware business trust (the "Trust") and LSA Asset Management LLC, a Delaware limited liability company (the "Manager").

WHEREAS, the Manager acts as investment adviser to the Trust pursuant to the Management Agreement;

WHEREAS, the Trust's Board of Trustees has approved adding six additional series to the Trust, to be designated the Aggressive Growth Fund, Diversified Mid-Cap Fund, Capital Appreciation Fund, Basic Value Fund, Mid Cap Value Fund and Blue Chip Fund (the "New Funds");

WHEREAS, each section and each term contained within the Management Agreement shall apply to the New Funds; and

WHEREAS, pursuant to section 11 of the Management Agreement, entitled, "Duration and Termination of Agreement," the Management Agreement shall be deemed effective as of May 30, 2001 with respect to each New Fund, and will continue in effect with respect to each New Fund for an initial period of two years from such date; the Management Agreement with respect to each New Fund shall continue beyond such initial two year period, or any period of time less than two years with the approval of the Trust's Board of Trustees, only so long as such continuance is approved pursuant to the conditions and terms described in section 11 of the Management Agreement;

NOW, THEREFORE, Schedule 1 to the Management Agreement is hereby amended, effective as of May 30, 2001, to read as set forth in Exhibit A to this Amendment, the sole changes in such Schedule being the addition of the New Funds. In the event of any conflict between the terms of this Amendment and the terms of the Management Agreement, the terms of this Amendment shall supersede such conflicting terms of the Management Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Management Agreement to be executed and delivered in their names and on their behalf as of the day and year first above written.

LSA VARIABLE SERIES TRUST                         LSA ASSET MANAGEMENT LLC

By: /s/ John R. Hunter                            By: /s/ Jeanette J. Donahue
    -------------------                               --------------------------

John R. Hunter                                    Jeanette J. Donahue
------------------------                          ----------------------------
Name                                              Name


President                                         Chief Operations Officer
----------                                        -----------------------------
Title                                             Title

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                                    EXHIBIT A

                     Schedule I, as revised on May 30, 2001

Pursuant to Article 4, each Fund shall pay LSA Asset Management LLC compensation as follows:

1.   Focused Equity Fund:  0.95% of the current net assets of the Fund.

2.   Growth Equity Fund:  0.85% of the current net assets of the Fund.

3.   Disciplined Equity Fund:  0.75% of the current net assets of the Fund.

4.   Value Equity Fund:  0.80% of the current net assets of the Fund.

5.   Balanced Fund:  0.80% of the current net assets of the Fund.

6.   Emerging Growth Equity Fund:  1.05% of the current net assets of the Fund.

7.   Aggressive Growth Fund: 0.95% of the current net assets of the Fund.

8.   Capital Appreciation Fund: 0.90% of the current net assets of the Fund.

9.   Diversified Mid-Cap Fund: 0.90% of the current net assets of the Fund.

10.  Mid Cap Value Fund: 0.85% of the current net assets of the Fund.

11.  Basic Value Fund: 0.90% of the current net assets of the Fund.

12.  Blue Chip Fund: 0.90% of the current net assets of the Fund.


           The Percentage Fee for each Fund shall be accrued for each calendar day and the sum of the daily fee accruals shall be payable monthly to the Manager. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

           If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.